Exhibit 5.1

March 13, 2012

R.R. Donnelley & Sons Company,

111 South Wacker Drive,

Chicago, Illinois 60606.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $450,000,000 principal amount of 8.25% Notes due 2019 (the “Securities”) of R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

R.R. Donnelley & Sons Company	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP